Exhibit 10.27

August 31, 2016

Edward B. Meyercord

305 Drakes Corner Road

Princeton, NJ 08540

Re: Amended and Restated Offer Letter

Dear Ed:

This letter amends and restates your original offer letter which was dated April 22, 2015 and executed by you on April 30, 2015.  This amended and restated letter agreement (the “Letter Agreement”) sets forth the terms and conditions of your employment with Extreme Networks, Inc. (the “Company”) as President and Chief Executive Officer (“CEO”), reporting to the Board of Directors effective April 19, 2015 (your “Hire Date”), and as revised in connection with the Company’s amendment and restatement of its Executive Change in Control Severance Plan, effective May 4, 2016.

Salary and Bonus Compensation

You will receive a semi-monthly salary of $25,000.00 (which would equal $600,000 on an annualized basis), less applicable taxes and withholdings, in accordance with the Company’s normal payroll procedures.  You will serve as a member of the Board during your employment as the Company’s CEO.

You will also receive a one-time, sign-on bonus in the amount of $125,000, less applicable taxes and withholdings, which will be payable to you in a lump sum in August 2015, when other Company employee bonuses are generally paid.

Commencing with fiscal 2016, you will be eligible to participate in the Extreme Networks Annual Incentive Plan (“EIP”) with an annual target of 120% of your annual base salary.  The EIP target bonus will be paid if you and the Company meet established performance objectives and attainment of key strategic goals to be determined by the Board (the “EIP Goals”).  Details of the EIP including the EIP Goals will be finalized by the Compensation Committee of the Board each quarter or fiscal year as deemed appropriate by the Compensation Committee.  The Company retains the right to change or amend the EIP at any time.

Equity Compensation

As a Company employee, you are also eligible to receive certain employee benefits including restricted stock units (“RSU”) and stock options (“Options”).  You will receive a new-hire grant of 450,000 shares of restricted stock units (the “New Hire RSU Shares”).  The New Hire RSU Shares will be granted the second trading day after our Q3 FY15 earnings announcement (the “Grant Date”).  The New Hire RSU Shares will commence vesting on April 19, 2015 (the “Vest Commencement Date”).  One-fourth of the New Hire RSU Shares will vest on the first anniversary of the Vest Commencement Date, one-fourth on the second anniversary of the Vest Commencement Date, one-fourth on the third anniversary of the Vest Commencement Date, and one-fourth on the fourth anniversary of the Vest Commencement Date; provided that for each such vesting period, you are still in service with the Company at that time.

On the Grant Date, you will be granted an option to purchase 900,000 shares of Company’s common stock (the “Performance Option”).  Subject to your continued service to the Company, the shares subject to your Performance Option shall be “Performance Earned” as follows:

Exhibit 10.27

(i)

one-third of the Performance Option shares will be Performance Earned, if at all, once the Company’s common stock has traded publicly after your Hire Date, for at least 30 consecutive trading days at a target closing price per share as reported on the NASDAQ Global Select Market of at least $3.50;

(ii)

an additional one-third of the Performance Option shares will be Performance Earned, if at all, once the Company’s common stock has traded publicly after your Hire Date for at least 30 consecutive trading days at a target closing price per share as reported on the NASDAQ Global Select Market of at least $4.50 (regardless of whether the Performance Option has been Performance Earned pursuant to the preceding section (i)); and

(iii)

all shares subject to the Performance Option will be Performance Earned, if at all, upon the Company’s common stock trading publicly after your Hire Date for at least 30 consecutive trading days at a target closing price per share as reported on the NASDAQ Global Select Market of at least $5.50 (regardless of whether the Performance Option has been Performance Earned pursuant to the preceding sections (i) or (ii)).

For the avoidance of doubt, if, subsequent to the date any portion of the Performance Option is Performance Earned and the closing price falls below $5.50, $4.50, or $3.50, as the case may be, the previously Performance Earned portions of the Performance Option shall retain their characterization as “Performance Earned” for purposes of this Letter Agreement. The dollar values in this paragraph (i.e. $3.50, $4.50, and $5.50) shall be appropriately adjusted for any stock dividends, stock splits or similar recapitalization events. Upon a Change in Control (defined below), if the acquisition share price is equal to or greater than a performance target not previously earned (i.e. $3.50, $4.50, and $5.50), that Performance Option threshold is considered to have been achieved and the stock associated with that threshold is considered Performance Earned as of the Change in Control, even if the 30 consecutive trading day requirement has not been achieved, and those shares will immediately convert to time based vesting.  Notwithstanding the foregoing, to the extent a Change in Control occurs within your first twelve (12) months of employment and the acquisition share price is equal to or greater than a performance target not previously earned (i.e. $3.50, $4.50, and $5.50), both that Performance Option threshold and the next threshold (if any) shall be considered to have been achieved and the stock associated therewith shall be deemed Performance Earned as of the Change in Control, even if the 30 consecutive trading day requirement has not been achieved.

Once Performance Earned, the shares subject to the Performance Option will vest over two years, at a rate of 1/24th of the Performance Earned portion of the Performance Option for each month following the date on which such shares were Performance Earned, so long as your service with the Company or its successor continues.

Your Option grants will be awarded at an exercise price equal to the closing price of the Company’s common stock on the NASDAQ Global Select Market on the Grant Date. Your grants (including each portion of the Performance Option) will be adjusted for stock dividends, stock splits or similar recapitalization events. Your grants are conditioned on your execution of the Company’s standard form of employee restricted stock unit agreement and stock option agreement, and your restricted stock units and stock options will be governed by and subject to the terms of those agreements.  All vesting and/or rights to exercise under any RSUs or Options offered hereunder will also be subject to your continued service with the Company at the time of vesting, except as otherwise provided in this Letter Agreement. You may exercise any Options no later than three months following the cessation of your service to the Company.

Exhibit 10.27

Severance not in connection with a Change in Control

If your employment is terminated by the Company other than for Cause or by you for Good Reason, in either case more than 3 months prior to a Change in Control or more than 12 months following a Change in Control, you will be entitled to receive the following: (i) your Accrued Compensation, (ii) a severance payment equal to 12 months of your salary as of your date of termination, (iii) a payment equal to the pro rata portion of your target bonus through your date of termination (provided Board approved performance targets were achieved in the quarter immediately preceding your termination), (iv) acceleration of 12 months of vesting of any then-outstanding equity awards, other than the Performance Option, to the extent it was not Performance Earned prior to such termination, or other performance based awards (except as may be set forth in any future grants awarded),  and (v) Company’s payment of 100% of the premiums necessary to continue your group health care coverage for a period of 12 months following your termination date pursuant to the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) so long as you elect COBRA and remain eligible during this period, provided that if the Company determines that it cannot provide such continued health benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to you a taxable  lump sum payment in an amount equal to 12 months of such continued health benefits, which payment shall be made regardless of whether you elect COBRA continuation coverage and which you may, but are not obligated to, use toward the cost of COBRA continuation coverage premiums (items (ii) through (v) hereinafter referred to as the “Severance”). The Severance payment equal to 12 months of your salary (item (ii) immediately above), and if applicable, the lump-sum payment for your continued health benefits (item (v) immediately above), shall be paid out in a lump sum on the first Business Day after the 60th day following your termination, and the payment equal to the pro rata portion of your target bonus through your date of termination (item (iii) immediately above) shall occur no later than the 15th day of the third month following the end of the fiscal year in which your termination occurs and when other target bonuses are generally paid. Receipt of the Severance shall be conditioned in its entirety upon your execution of a release of claims and shall contain a mutual non-disparagement clause in the form set forth as Exhibit A hereto (the “Release”) and your resignation from the Board. Your Release must be executed and become irrevocable within 60 days of your termination.

Severance in connection with a Change in Control

If, however, your employment is terminated by Company other than for Cause or by you for Good Reason within 3 months before or 12 months following a Change in Control, in lieu of the Severance referenced above, you shall be eligible to receive the following enhanced severance payments and benefits: (i) your Accrued Compensation, (ii) a severance payment equal to 24 months of your base salary, (iii) payment of 200% of your target bonus, (iv) Company’s payment of 100% of the premiums necessary to continue your group health care coverage for a period of 2 months following your termination date pursuant to the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) so long as you elect COBRA and remain eligible during this period, provided that if the Company determines that it cannot provide such continued health benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to you a taxable lump sum payment in an amount equal to 2 months of such continued health benefits, which payment shall be made regardless of whether you elect COBRA continuation coverage and which you may, but are not obligated to, use toward the cost of COBRA continuation coverage premiums, and (v) acceleration of 100% of all then-

Exhibit 10.27

outstanding equity awards, including only those shares underlying the Performance Option that have been Performance Earned, but excluding other shares under the Performance Option that have not been Performance Earned and any other unearned performance based awards (except as may be set forth in any future grants awarded) (items (ii) through (v) hereinafter referred to as the “CIC Severance”). Receipt of the CIC Severance shall be conditioned in its entirety upon your execution of a Release, and your resignation from the Board. Your Release must be executed and become irrevocable within 60 days of your termination, and the severance payment equal to 24 months of your salary and target bonus (items (ii) and (iii) immediately above), and if applicable, the lump-sum payment for your continued health benefits (item (v) immediately above), shall be paid out in a lump sum on the first Business Day after the 60th day following your termination.

Death or Disability Benefits

Upon the event of your death or Disability (defined below) and the termination of your employment as a result thereof, you or your heirs, as applicable, shall be entitled to receive the following death or Disability benefits in addition to any other compensation and/or benefits to which you are otherwise entitled:

a.

A cash severance which shall be calculated as follows:  (i) in the event that your death or permanent disability does not occur following a Change of Control of the Company so as to fall within a Change in Control Period (as defined in the Executive Change in Control Plan), then as if you were terminated for convenience as of the date of your death or permanent disability; or (ii)  in the event that your death or permanent disability occurs following a Change of Control of the Company so as to fall within a Change of Control Period, then as if you were terminated in connection with a Change of Control of the Company as of the date of your death or permanent disability; and

b.

The acceleration and vesting of certain Market Stock Units (“MSUs”) granted to you (if any) prior to your death or permanent disability, the actual number of shares which shall vest to be calculated as if your death of permanent disability occurs within a Change of Control Period and as if you were terminated in connection with the Change of Control (a “Double Trigger Event”) pursuant to the terms of the MSU Grant; and

c.

The acceleration of 100% of all then-outstanding equity awards, including only those shares underlying the Performance Option that have been Performance Earned, but excluding other shares under the Performance Option that have not been Performance Earned and any other unearned performance based awards (except as may be set forth in any future grants awarded) (items (a) through (c) hereinafter referred to as the “Death or Disability Benefit”).

Receipt of the Death or Disability Benefit shall be conditioned in its entirety upon your or your heirs’ execution of a Release, and your resignation from the Board. The Release must be executed and become irrevocable within 60 days of your termination.

Tax Implications

If you are subject to any excise tax due to characterization of any amounts payable as excess parachute payments pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) due to the benefits provided under this Letter Agreement or any other agreement, the amounts payable under the CIC Severance will be payable either (i) in full or (ii) as to such lesser amount which would result in no portion of such severance and other benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you on an after-tax

Exhibit 10.27

basis, of the greatest amount of severance benefits under this Letter Agreement, notwithstanding  that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.  Any reduction shall be made in the following manner: first a pro-rata reduction of (i) cash or cash-equivalent payments subject to Section 409A of the Code as deferred compensation and (ii) cash or cash-equivalent payments not subject to Section 409A of the Code, and second a pro rata cancellation of (i) equity-based compensation subject to Section 409A of the Code as deferred compensation and (ii) equity-based compensation not subject to Section 409A of the Code.  Reduction in either cash (or cash-equivalent) payments or equity compensation benefits shall be made pro-rata between and among benefits which are subject to Section 409A of the Code and benefits which are exempt from Section 409A of the Code.

In the event your employment is terminated by the Company for Cause or you terminate your employment other than for Good Reason, you will be not be paid the Severance or the CIC Severance, but you will be paid your Accrued Compensation and, subject to the Company’s insider trading policy, you will be allowed to exercise your vested equity awards, if any, during the time period set forth in, and in accordance with, the terms of the governing equity agreements.

You are not obligated to seek other employment or otherwise mitigate damages in order to receive the severance payments and benefits described in this Letter Agreement, and such severance pay and benefits shall not be reduced or offset by any compensation earned by you from any other source following your termination of employment.

Any termination of your employment is intended to constitute a “separation from service” and will be determined consistent with the rules relating to a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1. It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulations Section 1.409A-1(b)(4) (as a “short-term deferral”) and Section 1.409A-1(b)(9) (as a “separation pay due to involuntary separation”). Notwithstanding anything in this Letter Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Letter Agreement by reason of your separation from service during a period in which you are a “specified employee” of the Company, then (1) if the payment is a lump sum, your right to receive the payment will be delayed until the earlier of your death or the first day of the seventh month following your Section 409A “separation from service,” and (2) if the payment is payable over time, your right to receive any amounts otherwise payable within the six-month period immediately following your Section 409A “separation from service” will be delayed and accrued and such accrued amounts will be paid in a single lump sum on the earlier of your death or the first day of the seventh month following your Section 409A “separation from service.”

All reimbursements and in-kind benefits provided under this agreement that are includible in your federal gross taxable income shall, to the extent subject to Section 409A of the Code, be made or provided in accordance with requirements of Section 409A of the Code, including the requirement that (1) any reimbursement is for expenses incurred during the term of this Letter Agreement, (2) the amount of expenses eligible for reimbursement or in-kind benefit provided during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (3) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense was incurred, and (4) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

Exhibit 10.27

Any right you have to a series of installment payments under this Letter Agreement shall, for purposes of Section 409A of the Code, be treated as a right to a series of separate payments.

This Letter Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Code and applicable regulations thereunder. To the extent that any provision of this Letter Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply with Section 409A of the Code.

Indemnification

During your employment, the Company shall indemnify you against all actions, suits, claims, legal proceedings and the like arising out of your duties as Company’s CEO and as a director and will provide you with the form of indemnification agreement provided to other similarly situated executive officers and directors of the Company.  During the term of your services as a director or officer, you will be named as an insured on the director and officer liability insurance policy currently maintained, or as may be maintained by the Company from time to time, at the same level of coverage applicable to active directors and officers.  Additionally, if the Board determines to provide continuing director and officer liability insurance coverage generally for directors and officers after termination of service to the Company (“Post-Termination Insurance Policy”), then you will be named as an insured on such Post-Termination Insurance Policy in accordance with any decision made by the Board as to the duration of any such Post-Termination Insurance Policy.

Additional Benefits

You will also be eligible to participate in various other Company benefit plans, including its group health, short-term disability, long-term disability, and life insurance plans, as well as its 401(k) and employee stock purchase plans. Your participation in the Company’s benefit plans will be subject to the terms and conditions of the specific benefit plans. As President and CEO of the Company, you are not eligible to participate in the Company’s Flexible Time Off (“FTO”) program, and you will not accrue any FTO hours. You will, however, be eligible to take paid time off from time-to-time as reasonably necessary for vacation, sick time, or other personal purposes, subject to the needs of your position and the approval of the Board.

Expenses

The Company will, in accordance with applicable Company policies and guidelines, reimburse you for all reasonable and necessary expenses incurred by you in connection with your performance of services on behalf of the Company.

Life Insurance

Exhibit 10.27

The Company will provide a Company paid term life policy with customary coverage provided you complete the necessary underwriting documentation and exam requirements and qualify under the provisions set forth by the insurance company. Additionally, the Company will provide a gap plan to the short-term and long-term disability policies to provide your position with the maximum standard benefit the company currently provides. This plan will also require you to complete the necessary underwriting documentation and qualify under the provisions set forth by the insurance company.

Employment At-Will

Your employment with the Company is voluntarily entered into, at-will employment, not for any specified period and may be terminated at any time, with or without Cause or advance notice, by either you or the Company, subject to the provisions regarding termination set forth herein. As a result, you will be free to resign at any time, for any reason or for no reason, as you deem appropriate. The Company will have a similar right and may conclude its employment relationship with you at any time, with or without cause.

Termination of Other Employment, Consultation and Engagements

Except as set forth below, you agree to terminate any other employment, consulting or similar engagement you may now have.  Nothing is this Letter Agreement prevents you from participating in and assisting with transition activities for Critical Alert, LLC for which you now serve as CEO; provided that you terminate your employment with and no longer serve as CEO of Critical Alert, LLC on or before December 31, 2015. Notwithstanding the foregoing, or your duties as a member of the Board or as CEO and President, you may (i) manage personal investments and participate in charitable, non-profit, professional and academic activities, and (ii) subject to prior approval by the Board, you may serve on the board (and any board committees) of other for-profit businesses, provided that your services in (ii) of this sentence do not, individually or in the aggregate, interfere materially with the performance of your duties to the Company. Unless otherwise determined by the Board, you agree that you will submit your immediate resignation as a member of the Board upon the date your employment with the Company terminates.

Definitions

For purposes of this Letter Agreement, the following definitions will apply:

(i)

“Accrued Compensation” means (i) any earned but unpaid base salary and earned but unused vacation or paid time off, (ii) the amount of any bonus earned and payable from a prior year which remains unpaid by the Company as of the date of the termination of service determined in accordance with customary practice, (iii) other unpaid and then vested amounts, including any amount payable to you under the specific terms of any agreements, plans or awards in which you participate, unless otherwise specifically provided herein and (iv) reimbursement for all reasonable and necessary expenses incurred by you in connection with your performance of services on behalf of the Company in accordance with this Letter Agreement and any applicable Company policies and guidelines.

(ii)“Cause” means the occurrence of any of the following:

Exhibit 10.27

(1)

your theft, dishonesty, misconduct, breach of fiduciary duty for personal profit, or falsification of any documents or records of the Company and each present or future parent and subsidiary corporation or other business entity thereof (a “Company Group”);

(2)

your material failure to abide by the code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct) of any member of the Company Group;

(3)	your misconduct within the scope of Section 304 of the Sarbanes-Oxley Act of 2002 as a result of which of the Company is required to prepare an accounting restatement;
(4)

your unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of a member of the Company Group (including, without limitation, your improper use or disclosure of the confidential or proprietary information of a member of the Company Group);

(5)	any intentional act by you which has a material detrimental effect on reputation or business of a member of the Company Group;
(6)	your repeated failure or inability to perform any reasonable assigned duties after written notice from a member of the Company Group of such failure or inability;
(7)

any material breach by you of any employment, non-disclosure, non-competition, non-solicitation or other similar agreement between you and a member of the Company Group, which breach is not cured pursuant to the terms of such agreement or as provided herein; or

(8)

your conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs your ability to perform your duties with a member of the Company Group, provided, however, that prior to any determination that “Cause” has occurred, the Board shall (i) provide to you written notice specifying the particular event or actions giving rise to such determination and (ii) provide you an opportunity to be heard within 15 days of such notice and (iii) provide you with 15 days to cure such event or actions giving rise to a determination of “Cause”, if curable.

(iii)“Change in Control” means the occurrence of any of the following:

(1)

any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the  “ Exchange Act ” )), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of directors;

Exhibit 10.27

(2)

the Company is party to a merger or consolidation which results in the holders of the voting securities of the Company outstanding immediately prior thereto failing to retain immediately after such merger or consolidation direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the securities entitled to vote generally in the election of directors of the Company or the surviving entity outstanding immediately after such merger or consolidation;

(3)

the sale or disposition of all or substantially all of the Company’s assets or consummation of any transaction having similar effect (other than a sale or disposition to one or more subsidiaries of the Company); or

(4)	a change in the composition of the Board within any twelve (12) month period as a result of which fewer than a majority of the directors are Incumbent Directors (as defined in the CIC Plan).
(iv)	“Disability” means your permanent and total disability within the meaning of Section 22(e)(3) of the Code.
(v)	“Good Reason” means the occurrence of any of the following conditions without your informed written consent:
(1)

a material, adverse change in your position, duties, substantive functional responsibilities or reporting relationships, causing your position to be of materially lesser rank or responsibility within the Company or an equivalent business unit of its parent as measured by the position occupied by you immediately prior to such change, and in the event of a Change in Control, immediately prior to the Change in Control;

(2)

a decrease in your base salary rate at the time of termination or a decrease in your target bonus amount (subject to applicable performance requirements with respect to the actual amount of bonus compensation you earned);

(3)

any failure by the Company Group to (i) continue to provide you with the opportunity to participate, on terms no less favorable than those in effect for the benefit of any employee group which customarily includes a person holding the employment position or a comparable position with the Company Group then held by you, in any benefit or compensation plans and programs, including, but not limited to, the Company Group’s life, disability, health, dental, medical, savings, profit sharing, stock purchase and retirement plans, if any, or their equivalent, in which you were participating immediately prior to the change, or (ii) provide you with all other fringe benefits (or their equivalent) from time to time in effect for the benefit of any employee group which customarily includes a person holding the employment position or a comparable position with the Company Group then held by you; or

(5)

any material breach of this Letter Agreement or, if applicable,  the Extreme Networks, Inc. Executive Change in Control Severance Plan by the Company or any entity in the Company Group with respect to any obligations owed or owing to you.

Exhibit 10.27

The existence of Good Reason shall not be affected by your temporary incapacity due to physical or mental illness not constituting a Disability. Your continued service for a period following the occurrence of any condition constituting Good Reason shall not constitute consent to, or a waiver of rights with respect to, such condition. Notwithstanding the foregoing, an occurrence shall not qualify as an event constituting Good Reason unless (a) the Company receives, within ninety (90) days following the date on which you know, or with the exercise of reasonable diligence would know, of the occurrence of any of the events set forth in clauses (1) through (5) above, written notice from you specifying the specific basis for your belief that you are entitled to terminate employment for Good Reason, (b) the Company fails to cure the event constituting Good Reason within thirty (30) days after receipt of such written notice thereof, and (c) you terminate employment within thirty (30) days following expiration of such cure period.

Arbitration

In the event of any dispute or claim relating to or arising out of this agreement, our employment relationship, or the termination of our employment relationship (including, but not limited to, any claims of wrongful termination or age, gender, disability, race or other discrimination or harassment), you and the Company agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association (“AAA”) in Santa Clara County, California, and we waive our rights to have such disputes tried by a court or jury. The arbitration will be conducted by a single arbitrator appointed by the AAA pursuant to the AAA’s then-current rules for the resolution of employment disputes, which can be reviewed at www.adr.org.  The Company shall pay all fees and costs of such arbitration, that would not be incurred in litigation, including, but not limited to, all AAA filing fees, AAA administrative fees, and all arbitrator fees; provided, however, that each party shall bear his or its own attorney’s fees, expert witness fees or similar fees the parties would bear in litigation.

Miscellaneous Provisions

Any successor to the Company or substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance assume in writing and be bound by all of the Company’s obligations under this Letter Agreement.

Your employment is contingent upon the completion of a customary background check with the results being satisfactory to the Company, your signing the Company Employee Inventions and Proprietary Rights Assignment Agreement, and upon your ability to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.  Please bring this documentation, such as a passport or driver’s license and an original social security card, to your employee orientation. Such documentation must be provided to us within three (3) business days of your Hire Date, or our employment relationship with you may be terminated.

This Letter Agreement will be governed by the laws of the State of California without reference to conflict of laws provisions.

To indicate your agreement with the terms and conditions of your employment as stated herein, please sign and date this Letter Agreement in the space provided below and return to Katy Motiey, EVP, Chief

Exhibit 10.27

Administrative Officer- HR, Legal and Corporate Secretary. A duplicate original is enclosed for your records.

This Letter Agreement, along with any agreements or provisions referenced above, constitute the entire agreement between you and the Company concerning the terms and conditions of your employment with the Company.  In the event of any conflict between this Letter Agreement and any of the other agreements referenced above, this Letter Agreement shall control.  For the sake of clarity, in the event of a conflict between this Letter Agreement and the Extreme Networks, Inc. Executive Change in Control Severance Plan, this Letter Agreement shall govern.  This Letter Agreement cannot be modified or amended except by a subsequent written agreement signed by you and the Company, provided that, the Company may, in its sole discretion, elect to modify your title, compensation, duties or benefits without any further agreement from you, subject in each case to the terms of this Letter Agreement and the compensation that may be due hereunder or under any other agreement you have with the Company as a result of such actions.

We welcome you as CEO of Extreme Networks and we believe you will make an important contribution to the company, in what should be a rich and rewarding experience.

Sincerely,

EXTREME NETWORKS, INC.

/S/ KATY MOTIEY______________

Katy Motiey

EVP, Chief Administrative Officer- HR, Legal and Corporate Secretary

I agree to and accept employment with Extreme Networks, Inc. on the terms set forth in this Letter Agreement.

/s/ EDWARD B. MEYERCORD___________________August 31, 2016_________________

Edward B. MeyercordDate

Exhibit 10.27

EXHIBIT A TO LETTER AGREEMENT

CONFIDENTIAL SEPARATION AGREEMENT

AND GENERAL RELEASE OF CLAIMS

THIS CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS (the “Agreement”) is entered into by and between _____________ (“Executive”) and Extreme Networks, Inc. (the “Company”). This Agreement will become effective on the eighth day after it is signed by Executive (the “Effective Date”), provided that Executive has not revoked this Agreement (by email notice to kmotiey@extremenetworks.com) prior to that date.   This Agreement was presented to Executive on ________________.  Executive has 21 days from the date the Agreement was presented to Executive to consider this Agreement.

FACTUAL RECITALS

This Agreement is entered into with respect to the following facts:

A.    Executive was employed by the Company as its ____________ from on or about _____________ through _____________;

B.    Executive’s employment with the Company was separated effective _____________ (the “Separation Date”);

C.    Pursuant to Executive’s terms of employment, Executive is entitled to certain separation benefits provided that Executive agrees to the terms of this Agreement and the release herein; and

D.   Executive has elected to accept such separation benefits, and to terminate employment with the Company under the terms and conditions set forth below.

Accordingly, Executive and the Company now agree as set forth below.

AGREEMENT

1.Separation from Employment, Positions, and Offices; Cooperation. Executive hereby confirms the cessation of his employment with the Company as _________________, and from all positions and offices that he held with the Company and/or is subsidiaries and/or affiliates effective as of the Separation Date.  Executive hereby resigns from all officer and director positions he has with the Company, its subsidiaries and/or affiliates, including, but not limited to, his seat as a member of the Board of Directors of the Company (as well as of the Board of Directors of any of the Company's subsidiaries or investments), effective as of the Separation date.  Executive further agrees that he shall promptly execute such additional documents as are reasonably requested by the Company to evidence and effectuate this Section 1.

Prior to and after the Separation Date, Executive agrees that he will reasonably cooperate with the Company, its subsidiaries and affiliates, at any level, and any of their officers, directors, shareholders, or employees: (A) concerning requests for information about the business of the Company or its subsidiaries or affiliates or his involvement and participation therein, (B) in connection with any investigation or review by the Company or any federal, state or local regulatory, quasi-regulatory or self-governing authority (including, without limitation, the Securities and Exchange Commission) as any such

Exhibit 10.27

investigation or review relates to events or occurrences that transpired while Executive was employed by the Company and (C) with respect to transition and succession matters. Executive’s cooperation shall include, but not be limited to (taking into account Executive’s personal and professional obligations, including those to any new employer or entity to which he provides services), being available to meet and speak with officers or employees of the Company and/or the Company's counsel at reasonable times and locations, executing accurate and truthful documents and taking such other actions as may reasonably be requested by the Company and/or the Company's counsel to effectuate the foregoing. Executive shall be entitled to reimbursement, upon receipt by the Company of suitable documentation, for reasonable and necessary travel and other expenses which Executive may incur at the specific request of the Company and as approved by the Company in advance and in accordance with its policies and procedures established from time to time.

2.Acknowledgment of Payment/Receipt of All Wages and Benefits. Except for payment of expense reimbursements owed to Executive through the Separation Date, Executive acknowledges and agrees that he has been paid in full all wages (including, but not limited to, base salary, any applicable bonuses, any applicable commissions, and any accrued but unused vacation time through and including through the Separation Date), and he has received all benefits that Executive earned during his employment with the Company.  Executive understands and agrees that he is not entitled to, and shall not receive, any further compensation or benefits from the Company except as set forth in this Section and in Section 3 herein.

3.Severance Consideration. Subject to Executive's execution of this Agreement (without revocation during the seven-day revocation period described below) and compliance with the terms of this Agreement:

A)

The Company shall provide Executive with a lump sum payment, which amount represents ______[as applicable based on the type of termination per the terms of the Letter Agreement] months’ current base salary, equal to $_________, [as applicable based on the type of termination per the terms of the Letter Agreement] less applicable withholding, by no later than sixty (60) days after the Separation Date;

B)

The Company shall provide Executive with an additional lump sum payment which amount represents _______ [as applicable based on the type of termination per the terms of the Letter Agreement] of your target bonus, equal to $_______, [as applicable based on the type of termination per the terms of the Letter Agreement] less withholding, by no later than ____ [as applicable based on the type of termination per the terms of the Letter Agreement];

C)

Executive shall be entitled to acceleration of _______ [as applicable based on the type of termination per the terms of the Letter Agreement] of vesting of any currently outstanding equity awards, other than any performance option, if any, to the extent it was not performance earned prior to the Separation Date; and

D)

The Company shall make ________[as applicable based on the type of termination per the terms of the Letter Agreement] months of COBRA payments on behalf of Executive should Executive timely elect to extend and continue COBRA for this period for Executive’s enrolled participants as of the Separation Date.

4.Executive’s General Release of Claims. As consideration of and in exchange for the severance amount described in Section 3 herein, Executive and his successors release the Company, its parents and

Exhibit 10.27

subsidiaries, and each of those entities' respective current and former shareholders, investors, directors, officers, employees, agents, accountants, attorneys, tax advisors, insurers, legal successors and assigns, of and from any and all claims, actions and causes of action, whether now known or unknown, which Executive now has, or at any other time had, or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date on which Executive signs this Agreement, including, but not limited to any claim arising out of his employment with and/or separation from the Company, including, but not limited to, any claims for breach of express or implied contract; wrongful termination; constructive discharge; discrimination; harassment; retaliation; fraud; defamation; infliction of emotional distress; any and all claims arising under the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, The Family Medical Leave Act, the Rehabilitation Act of 1973, The Worker Adjustment and Retraining Notification Act, the Immigration and Nationality Act, the Employee Retirement Income Security Act of 1974, the National Labor Relations Act, the California Fair Employment and Housing Act, the California Family Rights Act, the California Family and Medical Leave law, or the California Labor Code, , all as amended; and any claim or damage arising out of Executive’s employment with and/or separation from the Company under any common law theory, or any federal, state or local law, statute or ordinance not expressly referenced above; provided, however, that nothing in this Agreement prevents Executive from filing, cooperating with, or participating in any proceeding before the EEOC or a State Fair Employment Practices Agency except that Executive acknowledges that he may not be able to recover any monetary benefits in connection with any such claim. Notwithstanding the above release of claims, it is expressly understood that this release does not apply to, and shall not be construed as, a waiver or release of any claims or rights that cannot lawfully be released by private agreement. This release of claims shall not affect Executive's existing indemnity rights from the Company (whether pursuant to contract or statute, including, but not limited to, his indemnity rights pursuant to California Labor Code section 2802), which rights shall remain in full force and effect. In addition, the above release of claims, is not intended to apply to or impact any continuing obligations the Company may have related to Executive's 401(k).

Executive on behalf of himself and his successors, agrees not to sue or file any claims seeking monetary recovery from any of the released parties based upon any claim released by this Agreement.

5.Company’s General Release of Claims. Executive represents and warrants that he is not aware of any facts or circumstances which would give rise to any claim that the Company would have against him, or that any third-party would have against the Company based upon any action (or failure to act) or statement (or failure to disclose) made by him during the course of his employment with the Company.  In reliance upon such representation and warranty, and in consideration for the releases and promises given by Executive herein, the  Company, its parents and subsidiaries, and each of those entities' successors and assigns, hereby fully and forever releases and discharges Executive and his successors from any and all claims, actions and causes of action, whether now known or unknown, which the Company now has, or at any other time had, or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date on which the Company signs this Agreement, including, but not limited to, any claims related in any way to the employment relationship between the Company and Executive and the termination of that employment relationship.  The Company understands and agrees that this release is a full and complete waiver of all claims.

Exhibit 10.27

6.Civil Code Section 1542 Waiver. The parties acknowledges that they have read section 1542 of the Civil Code of the State of California, which states in full:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

The parties waive any rights that they have or may have under section 1542 (or any similar provision of the laws of any other jurisdiction) to the full extent that they may lawfully waive such rights pertaining to this general release of claims, and affirms that they are releasing all known and unknown claims that have or may have against the respective released parties listed in Sections 4 and 5 above.

7.Waiver of Rights under the Age Discrimination in Employment Act.  Executive is over the age of forty (40) years, and in accordance with the Age Discrimination in Employment Act and Older Workers' Benefit Protection Act (collectively, the "Act"), Executive acknowledges that:

(i)	He has been advised in writing to consult with an attorney prior to executing this Release, and has had the opportunity to do so;

(ii) He is aware of certain rights to which he may be entitled under the Act;

(iii)

In exchange for executing this Release, Executive will receive severance pay to which he would otherwise not be entitled, and in addition to the compensation and benefits that he earned as an employee of the Company;

(iv)	By signing this Agreement, he will not waive rights or claims under the Act which may arise after the execution of this Agreement;
(v)

He has been given a period of at least 21 days to consider this Release, and understands that if he does not sign this Agreement he will not receive the severance pay described in Section 3 of this Agreement; and

(vi)

Executive further acknowledges that he has a period of seven days from the date of execution in which to revoke this Release by email notice to Katy Motiey at kmotiey@extremenetworks.com. In the event Executive does not exercise his right to revoke this Agreement, the Agreement shall become effective on the date immediately following the seven-day revocation period described above.

8.Agreement Not To Assist With Other Claims. Executive agrees that he shall not, at any time in the future, encourage any current or former Company employee, or any other person or entity, to file any legal or administrative claim of any type or nature against the Company or any of its officers or employees. Executive further agrees that he shall not, at any time in the future, assist in any manner any current or former Company employee, or any other person or entity, in the pursuit or prosecution of any legal or administrative claim of any type or nature against the Company or any of its officers or employees. This Section shall not apply to the Executive's participation in any legal or administrative proceeding pursuant to a duly-issued subpoena or other compulsory legal process.

9.Prior Agreement and Return of Company Property. Executive acknowledges and agrees that he shall continue to be bound by and comply with the terms of any proprietary rights, assignment of inventions, and/or confidentiality agreements between the Company and Executive, a copy of each having been provided to Executive at his request. To the extent that he has not already done so, by the Separation Date, Executive will promptly return to the Company, in good working condition, all Company property

Exhibit 10.27

and equipment that is in Executive's possession or control, including, but not limited to, any PDAs, files, records, computers, computer equipment, cell phones, credit cards, keys, programs, manuals, business plans, financial records, and all documents (whether in paper, electronic, or other format, and all copies thereof) that Executive prepared or received in the course of his employment with the Company.

10.Confidentiality.  The parties shall keep confidential and not disclose the terms of this Agreement, the contents of any negotiations that led to this Agreement, and/or the fact or amount of any payments made hereunder.  However, nothing in this Agreement shall prohibit the Company from making such disclosures as are necessary to individuals, including but not limited to board members, officers, agents, employees, attorneys, auditors, accountants, and/or tax preparers, who have a reasonable need to know and/or to effectuate the terms of this Agreement, provided that the Company also informs the recipient(s) of the disclosure that the information is confidential.  In addition, nothing in this Agreement shall prohibit the Company from making such disclosures as are required by law and/or by any regulatory agency, including but not limited to, any and all disclosures required pursuant to SEC reporting and other regulations.  Nothing in this Agreement shall prevent Executive from making such disclosures as are necessary to his spouse, attorneys, auditors, accountants, and tax preparers, provided that Executive also informs the recipient of the disclosure that the information is confidential. The covenants of confidentiality set forth in this Agreement are material terms hereof, and for the breach thereof, any aggrieved party will be entitled to pursue damages and seek injunctive relief.

Executive acknowledges that during his employment with the Company he received and/or obtained Confidential Information and Third Party Information as those terms are defined below.  Executive represents that at all times during the term of his employment he held in strictest confidence, and did not use, except for the benefit of the Company any Confidential Information of the Company.  Executive agrees that he will continue to keep confidential and not to use for the benefit of any person or entity all non-public information about the Company or third parties that he acquired during the course of his employment with the Company, including without limitation any Confidential Information or Third Party Information.  Executive acknowledges that “Confidential Information“ means any Company personnel information, employee information, proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, pricing, markets, software, processes, marketing, finances or other business information obtained by Executive and/or disclosed to Executive by the Company either directly or indirectly in writing or orally.  Executive further acknowledges that Confidential Information does not include any of the foregoing items, which have become publicly known and made generally available through no wrongful act of Executive or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

Executive acknowledges that the Company has received from third parties their confidential or proprietary information subject to a duty on the part of the Company to maintain the confidentiality of such information (“Third Party Information”).  Executive represents that he has held all such confidential or proprietary information in the strictest confidence and agrees not to disclose any Third Party Information to any person, firm or corporation or to use it.

Nothing in this Agreement is intended to waive or release Executive from any and all obligations to the Company under any confidentiality, proprietary information or non-disclosure agreement, or any obligation created by statutory or common law to protect any intellectual property or proprietary information of the Company and/or its employees.

Exhibit 10.27

11.Non-Disparagement. Executive agrees that he will not make any disparaging statements about the Company, or any of its services, products, officers, directors, employees, customers, or channel partners except to the extent that such statements are made truthfully in response to a duly-issued subpoena or other compulsory legal process.  The Company Agrees that it will direct its officers, directors, and managers not to make any disparaging statements about the Executive, or any of his work product, except to the extent that such statements are made truthfully in response to a duly issued subpoena or other compulsory legal process.  The covenants of non-disparagement set forth in this Agreement are material terms hereof, and for the breach thereof, any aggrieved party will be entitled to pursue damages and seek injunctive relief.

12.Non-Solicitation. Executive agrees that for a period of two years following the Separation Date, he will not, on behalf of himself or any other person or entity, directly or indirectly solicit any employee of the Company to terminate his/her employment with the Company.

13.Section 409A Compliance. The Company intends that income provided to the Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Internal Revenue Code (“Section 409A”). The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, the Company does not guarantee any particular tax effect for income provided to the Executive pursuant to this Agreement. In any event, except for the Company's responsibility to withhold applicable income and employment taxes from compensation paid or provided to the Executive, the Company shall not be responsible for the payment of any applicable taxes incurred by the Executive on compensation paid or provided to the Executive pursuant to this Agreement. In the event that any compensation to be paid or provided to Executive pursuant to this Agreement may be subject to the excise tax described in Section 409A, the Company may delay such payment for the minimum period required in order to avoid the imposition of such excise tax.

14.Equity.  Except for the acceleration of vesting as set forth in Section 3 herein, vesting of Executive’s option shares and/or restricted stock shall cease effective the Separation Date.  Executive's rights with respect to the exercise the vested options and shares shall continue to be governed by and subject to the terms and conditions of the related stock option and/or restricted stock unit agreement or any other applicable equity plans/agreements under which they were granted.

15.No Admission.  This Agreement shall never be considered at any time or for any purpose as an admission of liability by any party hereto, or that any party or person referred to herein in this Agreement acted wrongfully with respect to any other party or person.

16.Governing Law. This Agreement shall be interpreted in accordance with and governed by the laws of the State of California.

17.Severability. If any provision of this Agreement is deemed invalid, illegal, or unenforceable, that provision will be modified so as to make it valid, legal, and enforceable, or if it cannot be so modified, it will be stricken from this Agreement, and the validity, legality, and enforceability of the remainder of the Agreement shall not in any way be affected.   This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors, assigns, heirs and personal representatives.

18.Dispute Resolution. In the event of any disputes or claims between the parties, including, but not limited to, any claims that are based upon or arise out of this Agreement or any alleged breach of this Agreement, the parties agree that all such disputes or claims shall be resolved by binding arbitration in the

Exhibit 10.27

manner described in Executive’s Offer Letter dated April 25, 2015 (the “Employment Agreement”), a copy of which will be provided to Executive at his request.

19.Entire Agreement and Modification. This Agreement, along with any agreements described herein, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior negotiations and agreements between the parties, whether written or oral, including the Employment Agreement, which agreements are hereby terminated and of no further legal force or effect. However, nothing in this agreement shall waiver or release any proprietary rights, assignment of inventions, and/or confidentiality agreements between the Company and Executive, including, but not limited to Executive’s Employee Innovations and Proprietary Rights Assignment Agreement executed on _________, which agreements shall remain in full force and effect.  This Agreement may not be modified or amended except by a document signed by an authorized officer of the Company and Executive.

20. Execution in Counterparts.  This Agreement may be executed in one or more counterparts, any one of which shall be deemed to be the original even if the others are not produced.  Furthermore, facsimile or electronic format signatures shall be enforceable as originals.

EXECUTIVE ACKNOWLEDGES THAT HE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT HE IS GIVING UP ANY LEGAL CLAIMS (AS DESCRIBED ABOVE IN SECTIONS 4 AND 6) HE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT. EXECUTIVE UNDERSTANDS THAT HE MAY HAVE UP TO 21 DAYS TO CONSIDER THIS AGREEMENT, THAT HE MAY REVOKE IT AT ANY TIME DURING THE 7 DAYS AFTER HE SIGNS IT, AND THAT IT SHALL NOT BECOME EFFECTIVE UNTIL THAT 7-DAY PERIOD HAS PASSED. EXECUTIVE ACKNOWLEDGES THAT HE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE SEVERANCE AMOUNT DESCRIBED IN SECTION 3, WHICH HE WOULD NOT OTHERWISE BE ENTITLED TO RECEIVE.

AGREED:

Date: ______________________________  ______________________________

Executive [Update with Name]

EXTREME NETWORKS, INC.

Date: ______________________________By: ______________________________

Name:____________________________

Title: _____________________________